UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________

Date of Report: February 5, 2014
Date of earliest event reported: February 3, 2014

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Brian T. Stewart, Levine Leichtman Capital Partners’ (“LLCP”) designated appointee under Euramax Holdings, Inc.’s (the “Company”) Stockholders’ Agreement, dated June 29, 2009, resigned from the Board of Directors of the Company (the “Board of Directors”), which resignation was accepted by the Board of Directors on February 3, 2014. Mr. Stewart has served as a member of the Board of Directors since April 2012 and was also a member of the Audit Committee of the Board of Directors. There is no disagreement between Mr. Stewart and the Company on any matter relating to the Company's operations, policies or practices.
Steven Hartman, Principle and General Counsel for LLCP, has been appointed to the Board of Directors to replace Mr. Stewart on both the Board of Directors and the Audit Committee of the Board of Directors, effective February 3, 2014. Mr. Hartman, joined LLCP in 1996 and is its General Counsel and Chief Compliance Officer. Mr. Hartman participates in the investment activities of LLCP and serves on the board of directors of several of LLCP’s portfolio companies. Prior to joining LLCP, Mr. Hartman worked in the Corporate Finance Department at Financière Indosuez in Paris, France, originating and structuring mergers and acquisitions. From 1988 to 1990, Mr. Hartman was a Financial Analyst at Lehman Brothers in the Corporate Finance Department specializing in middle market transactions. Mr. Hartman holds an MBA from the Anderson School at UCLA, a JD from the UCLA School of Law, and a BS from the University of California at Berkeley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 5, 2014

EURAMAX HOLDINGS, INC.

By:	/s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, General Counsel & Corporate Secretary